================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                            -------------------------

                                    FORM 8-K

                            -------------------------

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): May 25, 2000




                              PURE RESOURCES, INC.
                              --------------------

             (Exact name of Registrant as specified in its charter)


               Delaware                  001-15899              74-2952918
               --------                  ---------              ----------
    (State or other jurisdiction of      Commission           (I.R.S. Employer
    incorporation or organization)       File Number        Identification No.)




       500 West Texas, Suite 200                                 79701
                                                                --------
            Midland, Texas                                     (Zip Code)
 --------------------------------------
(Address of principal executive offices)

       Registrant's telephone number, including area code: (915) 498-8600

                                 Not applicable
--------------------------------------------------------------------------------
  (Former name, former address and former fiscal year, if changed since last report)



================================================================================

Item 2.  Acquisition or Disposition of Assets.

          On December 13, 1999, Pure Resources, Inc., a Delaware corporation ("Pure Resources"), Union Oil Company of California, a California corporation ("Union Oil"), TRH, Inc., a Delaware corporation and wholly-owned subsidiary of Pure Resources ("Merger Sub"), and Titan Exploration, Inc., a Delaware corporation ("Titan") entered into an Agreement and Plan of Merger (the "Merger Agreement"), as amended.

          The closing of the transactions contemplated by the Merger Agreement occurred on May 25, 2000, at which time, in accordance with the Merger Agreement, (i) Pure Resources acquired substantially all of Union Oil's oil and gas exploration and production assets in the Permian Basin and San Juan Basin areas of Texas, New Mexico and Colorado in exchange for 32,708,067 shares of Pure Resources, Inc. common stock, par value $.01 per share (the "Pure Common Stock"), and (ii) Titan merged with and into Merger Sub and became a wholly-owned subsidiary of Pure Resources (the "Merger"). In the Merger, each outstanding share of common stock of Titan, other than shares owned by Titan or any wholly owned subsidiary of Titan, were converted into the right to receive
 .4302314 of a share of Pure Common Stock. As a result, the former stockholders of Titan became entitled to receive upon conversion of their shares a total of 17,290,933 shares of Pure Common Stock. The consideration for the Merger was determined in arm's-length negotiations between Pure Resources and Union Oil.

          Pure Resources intends to operate and use the oil and gas exploration and production assets contributed to Pure Resources by Union Oil in substantially the same manner as they were used by Union Oil prior to the Merger.

          In connection with the Merger Agreement, Pure Resources, Union Oil and Jack D. Hightower ("Mr. Hightower") entered into an Amended and Restated Stockholders Voting Agreement dated April 10, 2000 (the "Voting Agreement"). Pursuant to the Voting Agreement Union Oil and Mr. Hightower agreed to vote their shares of Pure Common Stock to cause two persons designated by Mr. Hightower, up to five persons designated by Union Oil, and one person agreed upon by Union Oil and Mr. Hightower to be elected to Pure Resources' board of directors. Under the Voting Agreement, Mr. Hightower will vote to elect to Pure Resources' board (a) five designees of Union Oil, if Union Oil owns greater than 50% of Pure Common Stock; (b) four designees of Union Oil, if Union Oil owns greater than 35% but not more than 50% of Pure Common Stock; or (c) two designees of Union Oil, if Union Oil owns greater than 10% but not more than 35% of Pure Common Stock. The Voting Agreement will terminate if Union Oil and its affiliates beneficially own less than 10% of Pure Common Stock or if Mr. Hightower ceases to be the Chief Executive Officer of Pure Resources. Of the eight members of the Board of Directors of Pure Resources, Timothy H. Ling and Darrell Chessum are executive officers of Union Oil and Unocal Corporation, a Delaware corporation and the sole stockholder of Union Oil ("Unocal"), and Graydon Laughbaum and H D Maxwell are former employees of Unocal or its affiliates.

          Simultaneously with the execution of the Merger Agreement, Union Oil, Pure Resources and Titan entered into a Business Opportunities Agreement (the "Business Opportunities Agreement") pursuant to which Pure Resources has agreed, except with the consent of Union Oil, which it may withhold in its sole discretion, that Pure Resources and its subsidiaries will not engage in any business other than the E&P Business (described below) and will not pursue any business opportunity that involves any direct or indirect ownership interest in any properties located outside of a designated area that includes all of Kansas, New Mexico and Oklahoma, portions of southern and southeastern Colorado and western Arkansas and onshore Texas, except for areas of East Texas. For purposes of the agreement, "E&P Business" means generally the oil and gas exploration, exploitation, development and production business, and it does not include the oilfield service business. In the Business Opportunities Agreement, Pure Resources agreed that it will have no interest or expectancy in any business opportunity that does not consist exclusively of the E&P Business within the designated areas. The provisions described in this paragraph will terminate when Union Oil no longer owns at least 35% of the ordinary voting power for the election of Pure Resources directors.

          Pure Resources also agreed in the Business Opportunities Agreement that Union Oil, its affiliates, its board designees under the Voting Agreement, and companies in which Union Oil has an interest, which participate with Union Oil or of which a board designee is a director, officer or employee shall not be restricted by the relationship between Union Oil and Pure Resources or otherwise from engaging in any business even though it is in competition with the business or activities of Pure Resources or its subsidiaries, so long as their actions do not conflict with specified standards of conduct, which are summarized below. The Business Opportunities Agreement does not affirmatively restrict Union Oil's business activities, including within the designated areas.

     The parties also have agreed in the Business Opportunities Agreement that, as long as the activities of Union Oil, its affiliates or board designees or other related companies are conducted in accordance with the specified standards, which are summarized in the next paragraph:

     . Union Oil, its affiliates or board designees or other related companies will not have to offer Pure Resources or any of its subsidiaries any business opportunity;

     . Pure Resources will have no interest or expectancy in any business opportunity pursued by Union Oil, its affiliates and board designees and related companies; and

     . Pure Resources has waived any claim that any business opportunity pursued by Union Oil, its affiliates or board designees or any related company constitutes a corporate opportunity of Pure Resources or any of its subsidiaries that should have been presented to Pure Resources.

     The standards specified in the Business Opportunities Agreement generally provide that Union Oil, its affiliates and board designees and related companies must conduct their businesses through the use of their own personnel and assets and not with the use of any personnel or assets of Pure Resources. The Business Opportunities Agreement will not allow a board designee of Union Oil to usurp a corporate opportunity solely for his or her personal benefit, as opposed to pursuing, for the benefit of Union Oil, an affiliate or Union Oil or any related company, an opportunity in accordance with the specified standards.

     Additionally, Pure Resources and Union Oil entered into a Non-Dilution Agreement dated December 13, 1999 (the "Nondilution Agreement"), under which Union Oil has certain rights to maintain its percentage ownership of Pure Resources in the event of future issuances of equity by Pure Resources. If Pure Resources issues capital stock, other than common stock issued under board-approved incentive plans, for cash or credit, Union Oil will have the right to purchase or subscribe for the number or amount of such capital stock equal to its ownership percentage of Pure Resources, up to 65.4%, at the same price at which the capital stock is being issued. Pure Resources must provide Union Oil with notice of an issuance subject to this preemptive right at least 10 days prior to the issuance and, if Union Oil elects to exercise the right, it must do so in such a way as not to delay pricing and closing of the issuance. The preemptive right given by Pure Resources with respect to any issuance will terminate if unexercised within 10 days after receipt of the notice of the issuance of the capital stock.

     If Pure Resources issues any capital stock in exchange for property other than cash or credit, Union Oil will have the right to purchase from Pure Resources the additional number of shares of capital stock necessary to enable Union Oil to maintain its ownership percentage in Pure Resources, up to 65.4%. Pure Resources must give Union Oil written notice of the issuance not later than 20 days prior to such issuance, and Union Oil will have 30 days from the date of the issuance to elect to exercise its rights by giving written notice to Pure Resources. The cash price per share to be paid by Union Oil for the additional shares of capital stock will be the market trading price per share of Pure Common Stock at the time of the issuance or in the case of other capital stock, as determined in good faith by the Pure Resources board of directors.

     Shares of Pure Common Stock issued to Union Oil under the Non-Dilution Agreement will be entitled to the benefits of the Registration Rights Agreement described below. Pure Resources also has agreed that if shares are issued because of the Non-Dilution Agreement, Pure Resources will cause those shares to be listed for trading or quotation on any securities exchanges or quotation systems on which the securities of that class are then listed for trading or quotation.

     Pure Resources entered into a Registration Rights Agreement with Union Oil on December 13, 1999 (the "Registration Rights Agreement"). The Registration Rights Agreement provides that at any time and from time to time after 120 days following the closing date of the Merger, but no more than one time in a twelve month period, Union Oil will have the right to require Pure Resources to effect a registration of all or a portion of the Pure Common Stock under the Securities Act of 1933, as amended, owned by Union Oil. If Union Oil demands registration of less than all of the Pure Resources shares it owns, the portion must be at least (a) 4,300,000 shares, as adjusted for any stock dividends, splits or otherwise, or (b) shares having an estimated aggregate offering price to the public of at least $50 million, whichever is lower. The Registration Rights Agreement also provides Union Oil with piggyback registration rights, which give Union Oil the right to include shares of Pure Common Stock held by it in registrations initiated by Pure Resources or by any other holder of Pure Common Stock.

Item 5.  Other Events.

Pure Resources Unaudited Pro Forma Data

     The following reflects unaudited pro forma data related to the Merger discussed in Item 2. The unaudited pro forma combined data assumes the Merger had taken place on March 31, 2000 with respect to the unaudited pro forma combined balance sheet and as of January 1, 1999 with respect to the unaudited pro forma combined statement of operations and related operational data. The unaudited pro forma combined statement of operations for the year ended December 31, 1999 also reflects the sale of selected operating assets of Titan as if they were sold on January 1, 1999. For complete unaudited pro forma combined financial statements, see Item 7(b). This unaudited pro forma financial data should be read in conjunction with the 1999 audited financial statements and related notes of Pure Resources (formerly "Union Oil Company of California's Permian Basin business unit") included in Pure Resources' Registration Statement on Form S-4, filed April 18, 2000 and the unaudited financial statements and related notes, as of March 31, 2000 included in Pure Resources' Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2000. Also, the historical financial data of Titan should be read in conjunction with the data below, see
Item 7(a).

Balance Sheet Data (March 31, 2000):

     Total assets.....................................................................................   $589,890
     Long-term debt...................................................................................   $103,648
     Equity...........................................................................................   $324,972

Statement of Operations Data:

                                                                                   Year Ended              Three Months Ended
                                                                                December 31, 1999            March 31, 2000
                                                                                -----------------            --------------
     Total revenues...................................................               $186,737                     $64,608
     Net Income.......................................................               $ 15,602                     $15,365

Operational Data:

                                                                                    Year Ended         Three Months Ended
                                                                                December 31, 1999         March 31, 2000
                                                                                -----------------         --------------
     Production:
          Oil (MBbls).....................................................             5,855                       1,473
          Natural gas (MMcf)..............................................            50,856                      12,331
          Total (MBOE)....................................................            14,331                       3,528

     Average sales price per unit (excluding effects of hedging):
          Oil (per Bbl)...................................................           $ 17.41                     $ 27.64
          Natural gas (per Mcf)...........................................           $  1.68                     $  2.16
          Total (per BOE).................................................           $ 13.07                     $ 19.09

     Expenses per BOE:
          Production costs, excluding production and other taxes..........           $  3.44                     $  3.42
          Production and other taxes......................................           $  1.02                     $  1.36
          General and administrative......................................           $  1.04                     $   .96
          Depreciation, depletion and amortization........................           $  3.39                     $  3.46

Item 7.  Financial Statements and Exhibits.

      (a) Financial Statements of Business Acquired.
          -----------------------------------------

          (1) The following is hereby incorporated by reference to Titan Exploration, Inc.'s 1999 Annual Report on Form 10-K, as amended:

               --    Independent Auditors' Report
               --    Consolidated Balance Sheets as of December 31, 1999 and 1998
               --    Consolidated Statements of Operations for the years ended December 31, 1999, 1998 and 1997
               --    Consolidated Statements of Stockholders' Equity for the years ended December 31, 1999, 1998 and 1997
               --    Consolidated Statements of Cash Flows for the years ended December 31, 1999, 1998 and 1997
               --    Notes to Consolidated Financial Statements

          (2) The following is hereby incorporated by reference to Titan Exploration, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2000:

               --    Unaudited Consolidated Balance Sheets as of March 31, 2000 and December 31, 1999
               --    Unaudited Consolidated Statements of Operations for the three months ended March 31, 2000 and 1999
               --    Unaudited Consolidated Statements of Cash Flows for the three months ended March 31, 2000 and 1999
               --    Notes to Consolidated Financial Statements

      (b) Pro Forma Financial Information.
          -------------------------------

               --    Introduction to Pro Forma Financial Information
               --    Unaudited Pro Forma Combined Balance Sheet at March 31, 2000
               --    Unaudited Pro Forma Combined Statement of Operations for Three Months ended March 31, 2000
               --    Unaudited Pro Forma Combined Statement of Operations for Year ended December 31, 1999
               --    Notes to Pro Forma Unaudited Combined Financial Statements.

(c)   Exhibits
      --------

      2.1 Agreement and Plan of Merger among Union Oil, Titan, Pure Resources (formerly named Titan Resources Holdings, Inc.), and Merger Sub dated December 13, 1999 (incorporated herein by reference to Exhibit
            2.3 to the Schedule 13D filed by Unocal and Union Oil with respect to Titan on December 23, 1999); Amendment No. 1 thereto dated April 14, 2000 (incorporated herein by reference to Exhibit 2.2 to the Registration Statement on Form S-4 filed by Pure Resources (file No. 333-34970)).

      2.2 Business Opportunities Agreement among Union Oil, Titan, Merger Sub and Pure Resources (formerly named Titan Resources Holdings, Inc.) dated December 13, 1999 (incorporated herein by reference to Exhibit
            2.4 to the Schedule 13D filed by Unocal and Union Oil with respect to Titan on December 23, 1999).

      4.1 Registration Rights Agreement among Union Oil and Pure Resources (formerly named Titan Resources Holdings, Inc.) dated December 13, 1999 (incorporated herein by reference to Exhibit 10.1 to the Registration Statement on Form S-4 filed by Pure Resources (file No. 333-34970)).

      10.1 Amended and Restated Stockholders Voting Agreement dated April 10, 2000 by and among Pure Resources, Union Oil and Jack D. Hightower (incorporated by reference to Exhibit 10.20 to Titan Exploration, Inc.'s Annual Report on Form 10-K, as amended, as filed on April 12,
            2000).

      10.2 Non-Dilution Agreement dated December 13, 1999 between Pure Resources (formerly named Titan Resources Holdings, Inc.) and Union Oil (incorporated herein by reference to Exhibit 10.21 to Titan Exploration, Inc.'s Annual Report on Form 10-K, as amended, as filed on April 12, 2000).

      23.1* Consent of KPMG LLP, independent auditors.


      _____________________
      *Filed herewith

                    INDEX TO PRO FORMA FINANCIAL INFORMATION
                    ----------------------------------------

Pure Resources, Inc.:                                                                                            Page
---------------------                                                                                            ----
Introduction to Pro Forma Information....................................................................         F-1

Unaudited Pro Forma Combined Balance Sheet as of March 31, 2000..........................................         F-2

Unaudited Pro Forma Combined Statement of Operations for Three Months ended March 31, 2000...............         F-3

Unaudited Pro Forma Combined Statement of Operations for Year ended December 31, 1999....................         F-4

Notes to Unaudited Combined Financial Statements.........................................................         F-5

             UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS OF
                             PURE RESOURCES, INC.


     The unaudited pro forma combined financial statements were prepared to assist in the analysis of the financial effects of the merger of a wholly-owned subsidiary of Pure Resources, Inc. ("Pure Resources") with and into Titan Exploration, Inc. ("Titan") and the related transactions. Pursuant to the terms of the merger agreement, Union Oil Company of California ("Union Oil") contributed the assets and liabilities of its Permian Basin business unit, which was an operating unit of Union Oil, to a newly-formed subsidiary, Pure Resources, in exchange for common stock of Pure Resources. Pure Resources' wholly-owned subsidiary, TRH, Inc., merged with and into Titan and the Titan stockholders received approximately 34.6% of Pure Resources' common stock in exchange for the outstanding Titan shares. Consequently, Pure Resources will account for the transaction as a purchase of Titan. The unaudited pro forma combined financial statements have been prepared as if the merger had taken place on March 31, 2000, with respect to the unaudited pro forma combined balance sheet and as of January 1, 1999, with respect to the unaudited pro forma combined statements of operations. The unaudited pro forma combined statements of operations also reflect the sales of selected operating assets of Titan as if they were sold on January 1, 1999.

     The unaudited pro forma financial statements and related notes are presented for illustrative purposes only. If the merger had occurred in the past, Pure Resources' financial position or operating results might have been different from those presented in the unaudited pro forma information. The unaudited pro forma information should not be relied upon as an indication of the financial position or operating results that Pure Resources would have achieved if the merger and the asset sales had taken place at the dates specified. You should also not rely on the unaudited pro forma information as an indication of the future results that Pure Resources will achieve after the merger. In addition, future results may vary significantly from the results reflected in the accompanying unaudited pro forma combined financial statements because of normal production declines, changes in product prices, future acquisitions and divestitures and other factors.

     The following unaudited pro forma combined financial statements and related notes should be read in conjunction with (i) the financial statements and related notes of Pure Resources (formerly "Union Oil's Permian Basin business unit") included in the Registration Statement filed on Form S-4 filed by Pure Resources, dated April 18, 2000; (ii) the March 31, 2000 Quarterly Report on Form 10-Q filed by Pure Resources; and (iii) the consolidated financial statements of Titan incorporated by reference in this document.

                             Pure Resources, Inc.
                  Unaudited Pro Forma Combined Balance Sheet
                                March 31, 2000
                                (in thousands)

                                                                                                    Pure
                                                                                                  Resources
                                                         Pure                                     Pro Forma
                                                      Resources     Titan     Adjustments         Combined
                                                      ----------  ----------  ------------       -----------
                       ASSETS
Current assets:
     Cash and cash equivalents.....................   $       --  $    1,535                     $     1,535
     Accounts receivable:
          Oil and gas..............................       12,263      12,181                          24,444
          Other....................................            2          70                              72
     Inventories...................................           --         595                             595
     Prepaid expenses and other current assets.....          118         971                           1,089
                                                      ----------  ----------                     -----------
                 Total current assets..............       12,383      15,352                          27,735
                                                      ----------  ----------                     -----------

Property, plant and equipment, at cost:
     Oil and gas properties, using the
     successful efforts method of accounting:
          Proved properties........................      854,791     354,259      (162,106)  (b)   1,046,944
          Unproved properties......................        5,197      14,964        10,000   (b)      30,161
     Accumulated depletion, depreciation and
     amortization..................................     (554,127)   (132,973)      132,973   (b)    (554,127)
                                                      ----------  ----------                     -----------
                                                         305,861     236,250                         522,978
                                                      ----------  ----------                     -----------
Other property and equipment, net..................           --       4,458            (7)  (b)       4,451
Deferred income taxes..............................           --      19,348         9,466   (b)          --
                                                                                   (28,814)  (c)
Deferred compensation (Note 5).....................           --          --        29,860   (d)      29,860
Other assets.......................................        3,915       1,138          (187)  (b)       4,866
                                                      ----------  ----------                     -----------
                                                      $  322,159  $  276,546                     $   589,890
                                                      ==========  ==========                     ===========

               LIABILITIES AND EQUITY

Current liabilities:
     Accounts payable and accrued liabilities:
          Trade....................................   $    2,940  $    4,430                     $     7,370
          Accrued interest.........................           --       1,096                           1,096
          Other....................................       13,103      11,104                          24,207
                                                      ----------  ----------                     -----------
                 Total current liabilities.........       16,043      16,630                          32,673
                                                      ----------  ----------                     -----------

Long-term debt.....................................           --      96,000        10,610   (b)     103,648
                                                                                    (2,962)  (f)
Other liabilities..................................       19,618         852                          20,470
Deferred income taxes..............................       75,076          --       (28,814)  (c)      46,262
Common Stock subject to repurchase (Note 5)........           --          --        61,865   (d)      61,865
Equity:
     Preferred Stock...............................           --          --                              --
     Common Stock..................................           --         440           327   (a)         500
                                                                                      (267)  (b)
     Additional paid-in capital....................           --     285,265       211,095   (a)     330,649
                                                                                  (133,981)  (b)
                                                                                   (32,005)  (d)
                                                                                       275   (e)
     Treasury stock, at cost.......................           --     (25,764)       25,764   (b)          --
     Deferred compensation.........................           --          --          (275)  (e)        (275)
     Notes receivable -- officers and employees....           --      (8,864)        2,962   (f)      (5,902)
     Accumulated deficit...........................           --     (88,013)       88,013   (b)          --
     Owner's net investment........................      211,422          --      (211,422)  (a)          --
                                                      ----------  ----------                     -----------
                 Total equity......................      211,422     163,064                         324,972
                                                      ----------  ----------                     -----------

                                                      $  322,159  $  276,546                     $   589,890
                                                      ==========  ==========                     ===========

  See accompanying notes to unaudited pro forma combined financial statements

                             Pure Resources, Inc.
             Unaudited Pro Forma Combined Statement of Operations
                       Three months ended March 31, 2000
                     (in thousands, except per share data)

                                                                                                                Pure
                                                                                                               Resources
                                                              Pure                                                    Pro Forma
                                                            Resources       Titan        Adjustments                  Combined
                                                          --------------  ------------  ----------------          --------------
Revenues:
     Gas sales.......................................     $       16,299  $     10,369                            $       26,668
     Oil sales.......................................             26,098        11,720                                    37,818
     Other operating revenues........................                122            --                                       122
                                                          --------------  ------------                            --------------
          Total revenues.............................             42,519        22,089                                    64,608
                                                          --------------  ------------                            --------------

Expenses:
     Oil and gas production (Note 6).................              6,919         5,159                                    12,078
     Production and other taxes......................              3,056         1,753                                     4,809
     General and administrative (Note 6).............                845         2,544                                     3,389
     Amortization of deferred compensation
     (Note 5)........................................                 --            --             2,488   (d)             2,505
                                                                                                      17   (e)
     Exploration and abandonment.....................              1,385         2,731                                     4,116
     Depletion, depreciation and amortization........              8,240         4,567              (602)  (g)            12,205
                                                          --------------  ------------                            --------------
          Total expenses.............................             20,445        16,754                                    39,102
                                                          --------------  ------------                            --------------
          Operating income...........................             22,074         5,335                                    25,506
                                                          --------------  ------------                            --------------
Other income (expense):
     Interest income.................................                 --           137                                       137
     Interest expense................................                 --        (1,769)             (143)  (h)            (1,912)
     Other...........................................             (1,100)          (91)            1,100   (i)               (91)
                                                          --------------  ------------                            --------------
          Income before income taxes.................             20,974         3,612                                    23,640

Income tax (expense) benefit.........................             (7,301)       (1,264)              290   (j)            (8,275)
                                                          --------------  ------------                            --------------
          Net income.................................     $       13,673  $      2,348                            $       15,365
                                                          ==============   ============                            ==============

          Net income per share.......................                     $        .06                            $          .31
                                                                          ============                            ==============

          Net income per share - assuming
          dilution...................................                     $        .06                            $          .30
                                                                          ============                            ==============

Weighted average common shares outstanding...........                           40,190                                    50,000
                                                                          ============                            ==============

                See accompanying notes to unaudited pro forma combined financial statements

                             Pure Resources, Inc.
             Unaudited Pro Forma Combined Statement of Operations
                         Year ended December 31, 1999
                     (in thousands, except per share data)

                                                                                                                     Pure
                                                                                                                   Resources
                                                 Pure                           Assets                             Pro Forma
                                               Resources       Titan            Sold          Adjustments          Combined
                                             -------------   -----------   ------------     ---------------      -----------
Revenues:
  Gas sales..................................    $ 48,633     $ 38,866      $ (2,156)                               $ 85,343
  Oil sales..................................      64,613       36,851          (950)                                100,514
  Other operating revenues...................         880           --            --                                     880
                                                 --------     --------      --------                                --------
    Total revenues...........................     114,126       75,717        (3,106)                                186,737
                                                 --------     --------      --------                                --------

Expenses:
  Oil and gas production (Note 6)............      32,268       18,643        (1,566)                                 49,345
  Production and other taxes.................       8,579        6,116           (59)                                 14,636
  General and administrative (Note 6)........       7,836        7,771          (745)                                 14,862
  Amortization of deferred compensation
    (Note 5).................................          --        5,049            --             4,904   (d)          10,022
                                                                                                    69   (e)
  Exploration and abandonment................       5,232       11,049          (383)                                 15,898
  Depletion, depreciation and amortization...      33,393       19,222        (1,570)           (2,534)  (g)          48,511
  Impairment of long-lived assets............         345       31,783       (25,900)                                  6,228
                                                 --------     --------      --------                                --------

    Total expenses...........................      87,653       99,633       (30,223)                                159,502
                                                 --------     --------      --------                                --------

    Operating income (loss)..................      26,473      (23,916)       27,117                                  27,235
                                                 --------     --------      --------                                --------

Other income (expense):
  Equity in net loss of affiliates...........          --         (182)          115                                     (67)
  Interest income............................          --          102            --                                     102
  Interest expense...........................          --       (7,320)           --             1,622   (h)          (5,698)
  Gain (loss) on sale of assets..............          --        1,344            --                                   1,344
  Other......................................          --        1,629          (541)                                  1,088
                                                 --------     --------      --------                                --------

    Income (loss) before income taxes........      26,473      (28,343)       26,691                                  24,004

Income tax (expense) benefit.................      (8,685)      20,069            --           (19,786)  (j)          (8,402)
                                                 --------     --------      --------                                --------

  Net income (loss)..........................    $ 17,788     $ (8,274)     $ 26,691                                $ 15,602
                                                 ========     ========      ========                                ========
  Net income (loss) per share...............                  $   (.22)                                             $    .31
                                                              ========                                              ========
  Net income (loss) per share - assuming
   dilution.................................                  $   (.22)                                             $    .30
                                                              ========                                              ========
Weighted average common shares
 outstanding................................                    38,038                                                50,000
                                                              ========                                              ========

  See accompanying notes to unaudited pro forma combined financial statements

                             PURE RESOURCES, INC.
          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                     March 31, 2000 and December 31, 1999

Note 1.  Basis of Presentation

         The unaudited pro forma combined financial statements have been prepared to reflect the merger of TRH, Inc., a wholly owned subsidiary of Pure Resources, Inc. ("Pure Resources"), with and into Titan Exploration, Inc. ("Titan"), with Pure Resources (a wholly-owned subsidiary of Union Oil Company of California ("Union Oil") prior to the transaction) resulting as the parent of Titan, all as provided in the agreement and plan of merger described elsewhere herein. Under the terms of the merger agreement, Union Oil contributed the assets and liabilities of its Permian Basin business unit to a newly-formed subsidiary, Pure Resources, in exchange for common stock of Pure Resources. Pure Resources' wholly-owned subsidiary, TRH, Inc., merged with and into Titan with Titan stockholders receiving 34.6% of Pure Resources' common stock in exchange for the outstanding Titan shares. Consequently, Pure Resources accounted for the transaction as a purchase of Titan. The unaudited pro forma combined financial statements have been prepared as if the merger had taken place on March 31, 2000 with respect to the unaudited combined balance sheet and as of January 1, 1999 with respect to the unaudited pro forma combined statements of operations. The unaudited pro forma combined statements of operations also reflect the sales of selected operating assets of Titan as if they were sold on January 1, 1999.

         Following is a description of the individual columns included in these unaudited pro forma combined financial statements:

         Pure Resources. Represents the balance sheet as of March 31, 2000 and results of operations for the three-months ended March 31, 2000 and the year ended December 31, 1999 of Pure Resources (formerly "Union Oil's Permian Basin business unit").

         Titan. Represents the consolidated balance sheet as of March 31, 2000 and the consolidated results of operations for the three-months ended March 31, 2000 and the year ended December 31, 1999 of Titan.

         Assets Sold. Represents the reversal of the operations of the assets sold ("Assets Sold") by Titan during the year ended December 31, 1999 as if such sales had taken place on January 1, 1999. The Assets Sold are primarily comprised of two dispositions: (a) the $71.3 million sale for cash of Titan's Gulf of Mexico assets in May 1999 and (b) the $5.4 million sale for cash of Titan's Gulf Coast assets in April 1999. See Titan's Form 10-K for the year ended December 31, 1999 for additional details regarding the Assets Sold.

Note 2.  Pro Forma Entries

         (a) To record the effects of the capitalization of Pure Resources by the Permian Basin business unit assets and liabilities being contributed to Pure Resources. Pure Resources issued 32,709,067 shares of $.01 par value common stock to Union Oil.

         (b) To record the effect of Pure Resources' issuing a total of 17,290,933 shares of $.01 par value common stock to the stockholders of Titan at an exchange ratio of .4302314 shares of Pure Resources common stock for each outstanding share of Titan common stock. Additionally, the purchase price reflects the issuance by Pure Resources of 459,377 options to purchase Pure Resources common stock, which were valued at their estimated fair value using the Black-Scholes option pricing model (the weighted average estimated fair value price was $3.39), in exchange for the outstanding options of Titan. The share price for Pure Resources common stock issued was $8.86 per share. The Pure Resources share price was derived from taking the average of the Titan common stock closing price, adjusted for the exchange ratio, on the announcement date of the proposed merger and the closing price one day prior and subsequent to the announcement date. Shares and options subject to marketability restrictions (1,859,970 shares and 33,141 options) were valued at a discounted share price (80% of market). This transaction has been treated as a purchase of Titan by Pure Resources.

     The preliminary purchase price (actual purchase price is not expected to differ materially from the preliminary purchase price) has been calculated as follows (in thousands):

          Pure Resources common stock                           $  149,947
          Pure Resources stock options                               1,510
          Estimated costs of Titan severance agreements              6,500
          Estimated acquisition costs                                4,110
                                                                ----------
          Purchase price                                        $  162,067
                                                                ==========

     The following is the breakdown of the preliminary purchase price allocation (actual purchase price allocation is not expected to differ materially from the preliminary purchase price) and the related adjustments to the historical amounts of Titan (in thousands):

                                                                               Titan                            Purchase
                                                                            Historical                            Price
                                                                              Amounts       Adjustments        Allocation
                                                                              -------       -----------        ----------
          Current assets, excluding cash and cash equivalents               $   13,817                          $   13,817
          Proved oil and gas properties, net                                   221,286       (29,133)  (i)         192,153
          Unproved oil and gas properties                                       14,964        10,000   (ii)         24,964
          Other property, plant and equipment                                    4,458            (7)  (iii)         4,451
          Deferred tax asset                                                    19,348         9,466   (iv)         28,814
          Other assets                                                           1,138          (187)  (iii)           951
          Current liabilities                                                  (16,630)                            (16,630)
          Long-term debt                                                       (96,000)      (10,610)  (v)        (106,610)
          Other liabilities                                                       (852)                               (852)
          Common stock                                                            (440)          267   (vi)           (173)
          Additional paid-in-capital                                          (285,265)      133,981   (vi)       (151,284)
          Treasury stock                                                        25,764       (25,764)  (vii)             -
          Notes receivable - officers and employees                              8,864                               8,864
          Accumulated deficit                                                   88,013       (88,013)  (viii)            -
                                                                            ----------                          ----------
          Cash                                                              $   (1,535)                         $   (1,535)
                                                                            ==========                          ==========

________________________
               (i) To adjust proved oil and gas properties, net of accumulated depletion, to fair value based on reserve studies less the excess of fair value over the allocated purchase price.
               (ii) To adjust unproved oil and gas properties to fair value based on management's estimate of market values.
               (iii)  To adjust various other assets to fair value.
               (iv) To adjust deferred taxes as a result to the purchase price allocation.
               (v) Record the estimated transaction costs ($4.1 million) and costs for amounts payable under Titan's existing severance and retention bonus agreements ($6.5 million); for additional details and terms see Note 5.
               (vi) To adjust the for the value of the Pure Resources common stock and options issued in the Merger.
               (vii) To eliminate the Titan treasury stock in accordance with the terms of the merger.
               (viii) To eliminate Titan's historical accumulated deficit.


   (c)  To properly classify the deferred income taxes.

   (d) To record deferred compensation and common stock subject to rights to require a purchase in connection with agreements between Pure Resources and the certain officers of Pure Resources specified in the merger agreement which allow the applicable officers to require Pure Resources to purchase their shares of common stock for an amount determined by reference to a calculated net asset value. The applicable officers will have the right to require Pure Resources to purchase the shares after three years upon termination or earlier under other specified circumstances. The associated deferred compensation is amortized over a three-year period. See Note 5 for additional information.

   (e) To record deferred compensation on stock options issued to certain officers in which the option price is less than the stock price on date of grant (assumed to be March 31, 2000 for pro forma purposes). The associated deferred compensation is amortized over the four-year vesting period.

   (f) To record the required repayments from the amounts received by certain officers from the Titan Severance Agreements (see Note 5), of outstanding debts certain officers have to Titan.

   (g) To adjust depletion and depreciation expense to reflect the allocated purchase price of Titan's property and equipment.

   (h) To adjust interest expense for (a) the application of the net sales proceeds from the Assets Sold to reduce Titan's long-term debt, (b) the incurrence of long-term debt to fund the payments of the severance agreements and transaction costs and (c) the application of proceeds received from the application of certain officers severance payments (see Note 5) against outstanding indebtedness to Titan. The net sales proceeds were $74.0 million which reduced interest expense approximately $2.2 million in 1999. The payments to fund the severance agreements and transaction costs of approximately $10.6 million increased interest expense by $.2 million and $.8 million in 2000 and 1999, respectively. The proceeds received by the officers for payment of their indebtedness to Titan reduced interest expense $56,000 and $.2 million in 2000 and 1999, respectively. The weighted average interest rates were 7.5% and 7.0% in 2000 and 1999, respectively.

   (i)  To reverse merger related costs expensed by Pure Resources.

   (j)  To adjust income tax expense.

Note 3. Income Taxes

   Pure Resources accounts for income taxes as provided in Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes."

Note 4. Supplemental Oil and Gas Reserve Information

     The following unaudited pro forma combined supplemental information regarding the oil and gas activities of Pure Resources is presented pursuant to the disclosure requirements promulgated by the Securities and Exchange Commission and Statement of Financial Accounting Standards No. 69, "Disclosures About Oil and Gas Producing Activities". The pro forma combined reserve information is presented as if the merger and Assets Sold had occurred on January 1, 1999.

     Management emphasizes that reserve estimates are inherently imprecise and subject to revision and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, the estimates are expected to change as future information becomes available; such changes could be significant.

Quantities of oil and gas reserves

     Set forth below is a pro forma summary of the changes in the net quantities of oil and condensate and natural gas reserves for the year ended December 31, 1999.



                                               Oil and        Natural
                                              Condensate       Gas
                                               (MBbls)        (MMcf)
                                             -----------    ----------

      Total Proved Reserves:
          Balance, January 1, 1999                60,504       630,516
          Revisions of previous estimates         14,960       (36,272)
          Purchase of minerals-in-place            1,056         8,285
          Sales of minerals-in-place                  (2)          (28)
          Extensions and discoveries               1,149        34,035
          Production                              (5,855)      (50,856)
                                                  ------       -------
          Balance, December 31, 1999              71,812       585,680
                                                  ======       =======

      Proved Developed Reserves:
          January 1, 1999                         49,387       492,884
          December 31, 1999                       60,599       458,852


Standardized measure of discounted future net cash flows

   The pro forma combined standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing the reserves. Future income taxes are calculated by comparing discounted future cash flows to the tax basis of oil and gas properties, plus available carryforwards and credits, and applying the current tax rate to the difference.



                                                                 December 31,
                                                                    1999
                                                                --------------
                                                                (in thousands)
      Future:

          Cash inflows                                          $    2,763,862
          Production costs                                          (1,102,075)
          Development costs (a)                                       (121,142)
          Future income taxes                                         (427,364)
                                                                --------------
               Future net cash flows                                 1,113,281
      10% annual discount for estimated timing of cash flows          (474,827)
                                                                --------------
      Standardized measure of discounted net cash flows         $      638,454
                                                                ==============

 ________________
   (a) Includes dismantlement and abandonment costs of $34.9 million.

Changes relating to the standardized measure of discounted future net cash flows

     The principal sources of the change in the pro forma combined standardized measure of discounted future net cash flows for the year ended December 31, 1999 are as follows (in thousands):



  Standardized measure, beginning of year                      $ 352,302
       Extensions and discoveries less related costs              40,908
       Changes in estimated future development costs             (20,114)
       Revisions of previous quantity estimates                   47,042
       Net change in income taxes                               (176,211)
       Net change in prices and production costs                 425,203
       Sales, net of production costs                           (121,876)
       Accretion of discount                                      36,235
       Purchases of minerals-in-place                             18,103
       Sales of minerals-in-place                                    (13)
       Other                                                      36,875
                                                               ---------

  Standardized measure, end of year                            $ 638,454
                                                               =========


Note 5.  Employment and Severance Agreements

Pure Resources Employment and Severance Agreements

     Under circumstances specified in the new employment and/or severance agreements (these agreements are unrelated to the current Titan severance agreements) agreed to or to be entered into between Pure Resources and its officers, each covered officer will have the right to require Pure Resources to purchase shares currently held or subsequently obtained by the exercise of any option held by the officer to Pure Resources at a calculated "net asset value" per share (as defined in each officer's employment agreement). The circumstances under which the certain officers may exercise this right include the termination of the officer's employment for any reason after three years following the merger, the termination of the officer without cause, a change in control of either Pure Resources or Unocal Corporation ("Unocal") and other events specified in the agreements. The net asset value per share is calculated by reference to each common share's pro rata amount of the present value of proved reserves at 10%, as defined, times 110%, less funded debt, as defined. The amount reflected in the accompanying pro forma combined balance sheet as common stock subject to repurchase reflects the estimated net asset value, as defined, for each applicable officer's shares and unexercised option shares (including options issued by Pure Resources) less the amount of proceeds that would be received upon exercise of the related options. Deferred compensation related to such shares and options is calculated as the difference between the estimated net asset value ($6.88 per share at March 31, 2000) of the relevant number of Pure Resources shares and the market value ($5.00 per share at March 31, 2000) of Titan shares held by each applicable covered officer in the case of share held or the exercise price of shares subject to option. This arrangement will be treated as a variable plan under Accounting Principles Board Option No. 25 "Accounting for Stock Based Compensation." Consequently, the total compensation for both shares held and shares subject to option will be measured at the end of each quarter as the calculated amount of net asset value and the market price of Pure Resources shares change. The total amount determined will be amortized as compensation expense over a three-year period with any changes after three years being expensed in the period of determination.

     Each new employment and/or severance agreement (these agreements are unrelated to the current Titan severance agreements) will also obligate Pure Resources to make a severance payment ranging from one to three times the officer's salary, including an average bonus, upon the occurrence of specified events such as termination without cause or upon change in control. The aggregate severance amounts potentially payable under these agreements total $4.5 million based on the expected initial salaries of the affected officers.

Titan Severance Agreements

     Each of nine current executive officers of Titan is a party to a severance and retention bonus agreement dated June 10, 1999. The covered employees are eligible to receive severance benefits in the event of a qualifying termination of their employment on or within one year following a "change in control" of Titan, as that term is defined in the severance agreements.

     The officers subject to these Titan severance agreements will become officers of Pure Resources. These officers will receive the payments, which at March 31, 2000 are estimated to be approximately $6.5 million, as disclosed in
Note 2 (b) (v). These payments will be made to the officers upon signing a general release to the severance agreement and entering into a confidentiality and non-compete agreement. The payments, pursuant to the general release, will be (a) reduced for withholding taxes and (b) then applied to any outstanding indebtedness the officers has with Titan, if any.

Note 6.  Cost Savings.

     The unaudited pro forma combined statements of operations do not give any effect to potential cost savings, including for production or general and administrative costs, which Pure Resources believes will result from the integration of the operations of the two companies. Management expects to begin to realize such projected cost savings in the fourth quarter of 2000. The full annual impact of such projected cost savings is expected to be achieved in the fiscal year ended December 31, 2001, and is estimated to be approximately $5 million annually beginning in 2001.

                                   SIGNATURE

   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                          PURE RESOURCES, INC.



Date: June 9, 2000        By: /s/ William K. White
                              ---------------------
                                William K. White,
                                Vice President-Finance and
                                  Chief Financial Officer